UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sun Life Financial Inc.
(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(States or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 York Street, 31st Floor
Toronto, Ontario, Canada
M5J 0B6
(Address of registrant's principal executive offices)

Sun Life Financial (U.S.) Services Company, Inc. Employee Stock Purchase Plan
Sun Life Investments LLC Employee Stock Purchase Plan
(Full title of the plans)

Sun Life Assurance Company of Canada - U.S. Operations Holdings, Inc.
One Sun Life Executive Park
Wellesley Hills, Massachusetts  02481
(781) 446-6740
(Name, address, and telephone number,
including area code, of agent for service in the United States)

Copies to:
James Klopper	Tracie Allan
Sun Life Financial US	Sun Life Financial
1 Sun Life Park, SC 1135	1 York Street, 31st Floor
Wellesley Hills, Massachusetts 02481	Toronto, Ontario, Canada M5J 0B6
(781) 263-6373	(647) 256-2502

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, without par value	550,000 (1)	$35.37 (2)	$19,453,500.00 (2)	$2,357.76

(1)
No original issuance common shares will be offered under the Sun Life Financial (U.S.) Services Company, Inc. Employee Stock Purchase Plan and the Sun Life Investments LLC Employee Stock Purchase Plan.  In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the number of common shares registered hereby is subject to adjustment to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding common shares of Sun Life Financial Inc. (the “Registrant”).

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act pursuant to Rules 457(c) and 457(h) of the Securities Act, based upon the average of the high and low sale prices of the common shares of the Registrant as quoted on the New York Stock Exchange on February 11, 2019 (which is within five business days prior to the date of the filing).

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed for the purpose of registering 550,000 common shares, without par value (the “Common Shares”), of Sun Life Financial Inc. (the “Registrant”), which may be issued pursuant to awards under the Sun Life Financial (U.S.) Services Company, Inc. Employee Stock Purchase Plan and the Sun Life Investments LLC Employee Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (i.e, Items 1 and 2) need not be filed with the Commission as part of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents previously or to be filed with the Commission:

●	Annual Report on Form 40-F for the year ended December 31, 2018; and
●
The description of the Common Shares contained in the registration statement on Form 8-A, dated March 14, 2000, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and any amendments thereto.

All documents that the Registrant files pursuant to Section 13(a), Section 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Reports on Form 6-K that the Registrant furnishes to the Commission subsequent to the date hereof will only be deemed incorporated by reference into this registration statement if such Report on Form 6-K expressly states that it is incorporated by reference herein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable. Because no original issuance Common Shares are to be registered hereunder, no opinion of counsel regarding the legality of the Common Shares being registered hereunder is required.

Item 6.  Indemnification of Directors and Officers.

Subject to any limitations contained in the Insurance Companies Act (Canada), S.C. 1991, c.47, as amended, the by-laws of the Registrant provide that the Registrant shall indemnify a director or an officer, a former director or officer or any person who acts or acted, at the Registrant’s request, as a director or officer of, or in a similar capacity for, another entity, and each of such person's heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal, administrative, investigative or other proceeding in which such person is or was involved because of that association with the Registrant or such other entity, if (a) such person acted honestly and in good faith with a view to the best interests of, as the case may be,  the Registrant or such other entity, and (b) in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, such person had reasonable grounds for believing that their conduct was lawful.  The by-laws also provide that the Registrant may enter into agreements evidencing its indemnity in favor of the foregoing persons to the full extent permitted by law.

The Registrant has entered into indemnification agreements with a number of its officers and directors under which the Registrant has agreed to indemnify them against costs, charges,  fines and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by an officer or director in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Registrant, subject to any limitations contained in the Insurance Companies Act (Canada), S.C. 1991, c.47, as amended.  The Registrant also has entered into similar agreements with individuals who serve at the written request of the Registrant as a director, officer employee, trustee, agent or fiduciary of another entity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits

Exhibit
Number	Description

4.1
Letters Patent of Incorporation and Amending Letters Patent of Incorporation of the Registrant (incorporated herein by reference to Exhibit (1)(a) to the Registrant’s Registration Statement on Form 8-A, dated March 14, 2000 and to Exhibit 99.3 to the Registrant’s Form 6-K, dated February 14, 2005)

4.2
Amended and Restated By-law No. 1 of the Registrant (incorporated herein by reference to Exhibit 99.1 to the Registrant’s Form 6-K, dated June 11, 2008) and the Amended and Restated By-law No. 2 of the Registrant (incorporated herein by reference to Exhibit 99.5 to the Registrant’s Form 6-K, dated February 14, 2005)

4.3	Sun Life Financial (U.S.) Services Company, Inc. Employee Stock Purchase Plan

4.4	Sun Life Investments LLC Employee Stock Purchase Plan

23	Consent of independent registered public accounting firm

24	Power of Attorney of Officers and Directors of the Registrant (set forth on the signature pages of this registration statement)

Item 9.  Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Province of Ontario, Canada on this 14th day of February, 2019, and also to be signed by its duly authorized U.S. representative in Kansas City, State of Missouri on this 14th day of February, 2019.

SUN LIFE FINANCIAL INC.
(Registrant)

By:	/s/ Dean A. Connor
Dean A. Connor
President & Chief Executive Officer

SUN LIFE ASSURANCE COMPANY OF CANADA -
U.S. OPERATIONS HOLDINGS, INC.
(U.S. representative)

By:	/s/ Colleen Kallas
Colleen Kallas
Secretary

Each person whose signature appears below constitutes and appoints Troy Krushel his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, state securities law administrators, and other governmental authorities, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dean A. Connor Dean A. Connor	President & Chief Executive Officer (principal executive officer) and Director	February 14, 2019

/s/ Kevin D. Strain Kevin D. Strain	Executive Vice-President and Chief Financial Officer (principal financial officer and principal accounting officer)	February 14, 2019

/s/ William D. Anderson William D. Anderson	Chairman of the Board and Director	February 14, 2019

/s/ Stephanie L. Coyles Stephanie L. Coyles	Director	February 14, 2019

/s/ Martin J. G. Glynn Martin J. G. Glynn	Director	February 14, 2019

/s/ Ashok K. Gupta Ashok K. Gupta	Director	February 14, 2019

/s/ M. Marianne Harris M. Marianne Harris	Director	February 14, 2019

/s/ Sara Grootwassink Lewis Sara Grootwassink Lewis	Director	February 14, 2019

/s/ Christopher J. McCormick Christopher J. McCormick	Director	February 14, 2019

/s/ James M. Peck James M. Peck	Director	February 14, 2019

/s/ Scott F. Powers Scott F. Powers	Director	February 14, 2019

/s/ Hugh D. Segal Hugh D. Segal	Director	February 14, 2019

/s/ Barbara G. Stymiest Barbara G. Stymiest	Director	February 14, 2019